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HOMES | NOVEMBER 19, 2010

Mortgage Delinquencies Decline

Number Reflects Stronger Economy, But Stubborn Jobless Rate Likely to Keep Foreclosure Rate High

By NICK TIMIRAOS



Reuters

A foreclosed home in Los Angeles. California has the nation's second highest delinquent-mortgage rate.

The number of U.S. households behind on their mortgage payments declined during the third quarter, but the number of newly initiated foreclosures rose as banks continued to clear a backlog of delinquent loans.

Nearly 13.5% of home loans were 30 days or more past due or in foreclosure at the end of September, representing around seven million households, according to the Mortgage Bankers Association quarterly survey. That rate is down from 14.4% one year ago but still up from 10% two years ago.

Developments Blog

Barney Frank: Homeowners Shouldn't Have False Hopes

The decline reflects an improving economy and is the latest sign that the worst of the mortgage crisis may be easing.

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Home Price Cuts at 18-Month High
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Still, the housing market still faces considerable stress as tepid job growth and an overhang of unsold homes puts pressure on prices. Falling prices will hamstring homeowners who need to sell their homes because they can't make their payments.

Foreclosure Drag

See how the length of time borrowers spend in their homes during delinquency and foreclosure has grown since 2007.



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Unless the economy improves faster, it's unlikely that loan delinquencies will decline significantly "just given the headwinds from the job market" and a large oversupply of homes, said Michael Fratantoni, the MBA's vice president for research and economics. "We still have a long way to go."

The number of loans considered seriously delinquent— meaning the borrower has missed at least three consecutive payments or is in foreclosure—dropped to 8.7%, the lowest level since the second quarter of 2009.

Meanwhile, the rate of newly-initiated foreclosures climbed to 1.34% in the third quarter from 1.11% during the previous quarter, driven heavily by foreclosures on prime fixed-rate loans, which increased to the highest level since the MBA began tracking that data in 1998.

The improvement in mortgage performance is "largely illusory" because much of it has resulted from loan modifications, which generally have a high rate of re-default, said Laurie Goodman, senior managing director at mortgage-bond trader Amherst Securities Group LP in New York.

Separately, data released by the Treasury Department on Thursday showed that the number of homeowners receiving help under the Obama administration's Home Affordable Modification Program declined for the first time since the program began.

More homeowners in "trial" reduced-payment plans were ruled ineligible for a permanent modification, or simply missed their payments.

The bankers association data don't yet show the impact of foreclosures suspensions by several banks in certain states, which began in late September amid reports that foreclosure documents weren't being properly filed. Mr. Fratantoni said the delays were likely to inflate the share of homes in the foreclosure process in the fourth quarter and through the first half of next year.


Cleaning House | Delinquencies fall, but foreclosures rise
Percentage of loans that are 90 days or more delinquent or in foreclosure
Percentage of loans entering the foreclosure process, by loan type
10%
8
6
4
2
0
3rd quarter 2010: 8.7%
2006
'07
'08
'09
'10
Subprime, adjustable rate
Subprime, fixed rate
Prime, adjustable rate
FHA
Prime, fixed rate
Source: Mortgage Bankers Association

The states with the highest rate of seriously delinquent loans at the end of September were Florida (19.5%), Nevada (17.8%), Illinois (10.8%), Arizona (10.8%), and New Jersey (10.7%).

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"@paulkiel perhaps you're right, certainly in the past that was true-but if all trials must pre-qualify, are they different from permanents?"
4 hrs 15 min ago from NickTimiraos (Nick Timiraos)

"RT @Shnaps: September was peak HAMP. Liquidations/payoffs probably will outpace new mods added from here on out."
4 hrs 18 min ago from NickTimiraos (Nick Timiraos)

"The incredible shrinking HAMP: October had 639,750 active modifications, down from 640,300 in September."
6 hrs 42 min ago from NickTimiraos (Nick Timiraos)

"RT @AlanZibel: WSJ.com - Lawmakers Blast Regulators on Foreclosure Problems http://on.wsj.com/c328EN"
6 hrs 47 min ago from NickTimiraos (Nick Timiraos)

"Our Alan Zibel writes: Barney Frank: Homeowners Shouldn't Have 'False Hopes' http://on.wsj.com/9d41P2"
8 hrs 30 min ago from dwotapka (Dawn Wotapka)

Florida, Arizona, Nevada and California have faced the most severe home-price declines and have the highest rate of loans that are 90 days or more past due.

But foreclosure inventory remains particularly high in states such as Florida, New Jersey and Illinois where banks must take back homes by going to court.

California, where judges don't have to approve foreclosures, has the second-highest rate of loans that are at least 90 days overdue, but it has only the 11th largest inventory of foreclosures. "There's a public policy success story to be told in California in terms of the speed with which they've been able to dispatch foreclosures," said Stan Humphries, chief economist at Zillow.com, a real-estate website.

Loan defaults began rising more than four years ago after easy lending practices and a variety of exotic mortgage products allowed millions of people to buy homes they couldn't ultimately afford. Initially, the mortgage crisis was confined to subprime mortgages, many of which were adjustable-rate mortgages that reset to higher levels that borrowers couldn't afford.

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Foreclosure Talks Gain Steam

Since 2008, the mortgage problem has spread to prime mortgages as high unemployment and sharp declines in home prices hurt the broader group of borrowers. At the end of the third quarter, more than 11 million borrowers live in homes that are worth less than what they owe on the mortgage.

The MBA survey showed that prime fixed-rate loans and FHA-backed loans accounted for a majority of foreclosure starts for the first time since the crisis began, at 53%, up from 39% in the second quarter. Those mortgages can be harder to successfully modify without reducing loan balances, a step that banks and investors have been reluctant to take.

More homeowners who fall behind on their mortgages are staying in their homes longer as banks struggle to administer modifications. Among borrowers who were 90 days or more delinquent in September, one-third hadn't made any payments in more than one year, up from 18% one year earlier, according to LPS Applied Analytics.

Write to Nick Timiraos at nick.timiraos@wsj.com

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